Exhibit 99.2


          Eastman Kodak Company Financial Discussion Document
                      Fourth Quarter 2005 Results

    As previously announced, the Company will only report its earnings from continuing operations on a GAAP basis, which will be accompanied by a description of the non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the fourth quarter 2005 and 2004, respectively.

                                                   4th
                                                  Quarter
                                   -----------------------------------
                                            2005                 2004
 (in millions, except per share
  data)                                 $  EPS               $   EPS
                                   --------------        -------------

(Loss) earnings from continuing
 operations - GAAP                 $(143) $(0.50)        $(58) $(0.20)
COGS
- Charges for accelerated
 depreciation in connection with
 the focused cost reduction
 actions                             146                   97
- Charges for inventory writedowns
 in connection with focused cost
 reduction actions                     6                   14
                                   --------------        ----- -------
                          Subtotal   152    0.53          111   $0.39
                                   --------------        ----- -------
SG&A
- Adjustment for Legal Settlement
 charge                                7                    6
                                   --------------        ----- -------
                          Subtotal     7    0.03            6   $0.02
                                   --------------        ----- -------
Restructuring
- Write off of fixed assets
 relating to Kodak's historical
 ownership interest in the
 NexPress joint venture in
 connection with the acquisition
 of NexPress                                                7
- Charges for focused cost
 reduction actions                   159                  273
                                   --------------        ----- -------
                          Subtotal   159    0.55          280   $0.97
                                   --------------        ----- -------
Other Income/(Charges)
- Favorable legal settlements                            (101)
- Impairment of property related
 to focused cost reduction actions     4                    -
                                   --------------        ----- -------
                          Subtotal     4    0.01         (101) $(0.35)
                                   --------------        ----- -------
Taxes
- Tax impacts of the above-
 mentioned items                     (28)                 (63)
                                   --------------        ----- -------
                          Subtotal   (28)  (0.10)         (63) $(0.22)
                                   --------------        ----- -------

Impact of Contingent Convertible
 Debt on EPS                               (0.01)              $(0.03)


    Worldwide Revenues

    Net worldwide sales were $4.197 billion for the fourth quarter of 2005 as compared with $3.759 billion for the fourth quarter of 2004, representing an increase of $438 million or 12%. The increase in net sales was primarily due to:

    -- Volume: volumes increased fourth quarter sales by 6.4 percentage points driven primarily by increases in the consumer digital capture and home printing solutions SPG's, and entertainment print films.

    --  Price/Mix: price/mix declines reduced fourth quarter sales by
        6.5 percentage points, primarily driven by the film capture, consumer digital capture, and home printing solutions SPG's.

    -- Exchange: unfavorable exchange reduced fourth quarter sales by $63 million, or 1.7 percentage points.

    -- Acquisitions: Kodak Polychrome Graphics (KPG), and Creo contributed $529 million, or approximately 13.5 percentage points to fourth quarter sales.

    Net sales in the U.S. were $1.976 billion for the fourth quarter of 2005 as compared with $1.694 billion for the prior year quarter, representing an increase of $282 million, or 17%.
    Net sales outside the U.S. were $2.221 billion for the current quarter as compared with $2.065 billion for the fourth quarter of 2004, representing an increase of $156 million, or 8%. The increase in net sales for the period reflected the unfavorable impact of foreign currency fluctuations of $63 million, or approximately 3%.

    Digital Strategic Product Groups' Revenue

    Kodak's digital product sales were $2.674 billion for the current quarter as compared with $1.850 billion for the fourth quarter of 2004, representing an increase of $824 million, or 45%, primarily driven by the Creo and KPG acquisitions and the consumer digital capture and home printing SPG's.

    Traditional Strategic Product Groups' Revenue

    Net sales of the company's traditional products were $1.514 billion for the current quarter as compared with $1.905 billion for the fourth quarter of 2004, representing a decrease of $391 million, or 21%, primarily driven by declines in the film capture SPG and the wholesale and retail photofinishing portions of the consumer output SPG.

    New Technologies Strategic Product Groups' Revenue

    Net sales of new technologies products were $9 million in the current quarter versus $4 million for the fourth quarter of 2004.
    Refer to the attached "non-GAAP" reconciliation for a reconciliation of digital, traditional, and new technologies revenue to total consolidated net sales.

    Foreign Revenues

    The company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East Region ("EAMER"), (2) the Asia Pacific Region and (3) the Canada and Latin America Region.
    Net sales in the EAMER region were $1.106 billion for the fourth quarter of 2005 as compared with $1.020 billion for the prior year quarter, representing an increase of $86 million, or 8%. The increase in net sales for the period reflected the unfavorable impact of foreign currency fluctuations of 6%.
    Net sales in the Asia Pacific region were $701 million for the current quarter as compared with $681 million for the prior year quarter, representing an increase of $20 million, or 3%. The increase in net sales for the period reflected the unfavorable impact of foreign currency fluctuations of 2%.
    Net sales in the Canada and Latin America region were $414 million in the current quarter as compared with $364 million for the fourth quarter of 2004, representing an increase of $50 million, or 14%. The increase in net sales for the period reflected the favorable impact of foreign currency fluctuations of 1%.

    Emerging Markets

    The company's major emerging markets include China, Brazil, Mexico, Russia, India, Korea, Hong Kong and Taiwan. Net sales in emerging markets were $751 million for the fourth quarter of 2005 as compared with $751 million for the prior year quarter, remaining unchanged.
    The emerging market portfolio accounted for approximately 18% of Kodak's worldwide sales and 34% of Kodak's non-U.S. sales in the quarter. Sales growth was recorded for Mexico 25%, Brazil 12% and Russia 2%. Sales declines were recorded for China 16%, Taiwan 13%, Korea 5% and India 4%.

    Gross Profit

    Gross profit was $957 million for the fourth quarter of 2005 as compared with $975 million for the fourth quarter of 2004, representing a decrease of $18 million, or 2%. The gross profit margin was 22.8% in the current quarter as compared with 25.9% in the prior year quarter. The gross profit margin decreased 3.1 percentage points primarily attributable to:

    -- Price/Mix: reduced gross profit by 6.3 percentage points primarily attributable to the consumer digital capture, film capture, home printing solutions, and the Health Group digital capture SPG's, partially offset by the year over year increase in royalty income relating to digital capture.

    -- Manufacturing/Other Cost: favorable manufacturing cost increased gross profit by 2.1 percentage points primarily due to productivity improvements and cost reduction actions which more than offset the negative impacts of restructuring and asset useful life changes.

    -- Exchange: negatively impacted gross profit margins by 0.5 percentage point.

    -- Acquisitions: positively impacted gross profit by 1.3 percentage points.

    Gross profit in the quarter includes the following items:

    --  Additional year over year restructuring costs of $40 million.

    -- Additional accelerated depreciation and asset useful life changes of $158 million.

    Selling, General and Administrative Expenses

    SG&A expenses were $748 million for the fourth quarter of 2005 as compared with $710 million for the prior year quarter, representing an increase of $38 million, or 5%. The increase in SG&A is primarily attributable to:

    --  Acquisition related SG&A of $99 million

    --  A charge for a legal settlement of $7 million

    These increases were partially offset by:

    --  Cost reduction initiatives

    --  Favorable foreign exchange of $12 million

    As a percentage of sales, SG&A was 18% for the current quarter, as compared with 19% in the prior year quarter.

    Research and Development Costs

    R&D expenses were $212 million for the fourth quarter of 2005 as compared with $221 million for the fourth quarter of 2004, representing a decrease of $9 million, or 4%. The total for the fourth quarter of 2005 includes R&D expense of $33 million associated with the acquisitions of Creo and KPG. R&D as a percentage of sales decreased from 6% for the fourth quarter of 2004 to 5% for the current quarter.

    Restructuring Costs and Other

    Cost Reduction Plans:

    On July 20, 2005 Kodak announced that, as part of its effort to accelerate its digital transformation, the Company would extend the restructuring program originally announced in January 2004 to be largely completed by the middle of 2007. The extension of the January 2004 program includes two major additional initiatives:

    -- Reducing general and administrative costs, in part, by consolidating functions and standardizing business processes. This will result in an incremental employment reduction totaling approximately 2,300 positions.

    -- Accelerating the current restructuring of the traditional manufacturing asset base. At the conclusion of this restructuring, and including the impact of the change in useful lives of manufacturing assets, the company expects that its traditional asset base will be decreased to approximately $1 billion, a reduction of 65 percent from the January 2004 level. The incremental employment reduction specific to manufacturing will be approximately 7,000 positions.

    Total cost reduction actions will bring the total worldwide employment reduction under this extended program to a range of 22,500 to 25,000 by mid-year 2007. The charges associated with the additional moves will increase the total to a range of $2.7 billion to $3 billion, up from $1.3 billion to $1.7 billion announced in January 2004. The annual savings from the new actions will increase the total to a range of $1.6 billion to $1.8 billion, up from $800 million to $1 billion announced in January 2004.
    In the fourth quarter, Kodak implemented cost reduction actions resulting in pre-tax charges totaling $311 million. The components of restructuring in the fourth quarter included (1) $137 million in charges for employee severance relating to the elimination of approximately 2,100 positions, (2) $38 million in charges associated with exit costs and asset impairments, (3) $10 million gain for a pension plan curtailment, and (4) $6 million in reversals of prior reserves.
    These components total $159 million and are recorded in "Restructuring Costs and Other" in the Company's consolidated statement of operations. In addition, the company recorded accelerated depreciation and inventory write-offs of $152 million during the quarter, which are recorded in "Cost of Goods Sold" (COGS) in the Company's consolidated statement of operations.
    Under the current cost reduction program on a program-to-date basis Kodak has implemented cost reduction actions resulting in pre-tax charges totaling approximately $2.0 billion, which includes the elimination of approximately 17,600 positions worldwide.

    Earnings (Loss) From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes (EFO):

    EFO for the fourth quarter of 2005 was a loss of $162 million as compared with a loss of $236 million for the fourth quarter of 2004, representing an increase of $74 million. The increase in earnings from operations is attributable to the reasons indicated above.

    Digital Earnings:

    Fourth quarter digital earnings on a GAAP basis were $161 million driven primarily by acquisition related GCG earnings. Digital earnings were also favorably impacted by a year over year increase in royalty income, which reflects the Company's continuing progress in the monetization of its intellectual property.
    Refer to the attached "non-GAAP" reconciliations for a reconciliation of digital earnings.

    Interest Expense

    Interest expense for the fourth quarter of 2005 was $67 million as compared with $38 million for the prior year quarter, representing an increase of $29 million. Higher interest expense is a result of increased levels of debt associated with acquisitions.

    Other Income, Net

    The "Other Income, Net" component includes investment income, income and losses from equity investments, gains and losses on the sales of assets and investments, and foreign exchange gains and losses.
    Other Income for the current quarter was $55 million as compared with Other Income of $131 million for the fourth quarter of 2004. The largest contributor to the decrease in Other Income for the current quarter is the inclusion of the Sun Microsystems legal settlement of $92 million (pre-tax) in the prior year quarter.

    Income Tax Provision (Benefit)

    The Company's annual effective tax rate from continuing operations decreased from a benefit rate of 59% for the prior year fourth quarter to a benefit rate of 18% for the fourth quarter of 2005. This decrease is primarily attributable to the inability to benefit losses in the U.S. and changes related to valuation allowances against net U.S. deferred tax assets.
    During the fourth quarter of 2005, the Company recorded a tax benefit from continuing operations of $31 million on a pre-tax loss of $174 million. The tax benefit of $31 million for the quarter differs from the tax benefit of $61 million that results from applying the Company's statutory tax rate to the pre-tax loss of $174 million due to (1) the $20 million true-up of the tax provision recorded related to the prior quarter estimated write-down of the net deferred tax assets in the U.S. resulting from the Company's plan to accelerate restructuring of its traditional business combined with current and anticipated losses in the U.S. with respect to such operations, (2) the $39 million tax benefit resulting from the Company's audit settlement with the Internal Revenue Service for tax years covering 1993 through 1998 and (3) a combination of net discrete period charges that were not benefited for tax in the U.S. and charges taxed in jurisdictions that, when aggregated, have tax rates lower than the Company's statutory tax rate from continuing operations. The net discrete period tax charges are primarily attributable to the creation of the valuation allowance against U.S. deferred tax assets resulting from discrete charges during 2005 including restructuring and other actions related to the decline of the traditional business.
    During the fourth quarter of 2004, the Company recorded a tax benefit from continuing operations of $85 million on a pre-tax loss of $143 million. The tax benefit of $85 million for the quarter differs from the tax benefit of $50 million that results from applying the Company's statutory tax rate to the pre-tax loss of $143 million due to changes related to valuation allowances and discrete period charges which are taxed in jurisdictions that, when aggregated, have tax rates lower than the Company's statutory tax rate from continuing operations.

    Loss from Continuing Operations

    The loss from continuing operations for the fourth quarter of 2005 was $143 million, or $.50 per diluted share, as compared with the loss from continuing operations for the fourth quarter of 2004 of $58 million, or $.20 per diluted share, representing an increase in the year over year loss of $85 million.

    Earnings from Discontinued Operations

    Earnings from discontinued operations for the fourth quarter of 2005 were $148 million, which includes (1) $203 million relating to the settlement between the Company and the Internal Revenue Service on the audit of the tax years 1993 through 1998, partially offset by (2) a pension settlement charge of $55 million resulting from the fourth quarter 2005 finalization of the transfer of pension assets to ITT in connection with the sale of the Company's Remote Sensing Systems in the third quarter of 2004. The $203 million relating to the tax audit settlement resulted from the reversal of certain tax accruals, which were established in 1994 in connection with the Company's sale of its pharmaceutical, consumer health and household products businesses during that year.

    Cumulative Effect of an Accounting Change

    The cumulative effect of an accounting change, net charge of $57 million is the result of the Company's adoption of Financial Accounting Standards Board Interpretation No. (FIN) 47, "Accounting for Conditional Asset Retirement Obligations" as of December 31, 2005. Under FIN 47, the Company is required to record an obligation and an asset for the present value of the estimated cost of fulfilling its legal obligation with respect to the retirement of an asset when the timing or method of settling that obligation is conditional upon a future event (for example, the sale of, exiting from or disposal of an asset - the "settlement date"). The primary application of FIN 47 to the Company is with respect to asbestos remediation. The $57 million charge represents the present value of the Company's asset retirement obligations (net of the related unamortized asset) relating to facilities with estimated settlement dates.

    Segment Results:

    DIGITAL & FILM IMAGING SYSTEMS

    This segment provides consumers, professionals and cinematographers with digital and traditional products and services.

    Worldwide Revenues

    Net worldwide sales for the Digital and Film Imaging Systems segment were $2.513 billion for the fourth quarter of 2005 as compared with $2.591 billion for the fourth quarter of 2004, representing a decrease of $78 million, or 3%. The decrease in net sales was composed of:

    -- Volume: volumes increased fourth quarter sales by 8.1 percentage points driven primarily by increases in the consumer digital capture and home printing solutions SPG's.

    --  Price/Mix: price/mix declines reduced fourth quarter sales by
        9.6 percentage points, primarily driven by the consumer digital capture, home printing solutions and film capture
        SPG's.

    --  Exchange: unfavorable exchange reduced fourth quarter sales by
        1.5 percentage points.

    Net sales in the U.S. were $1.341 billion for the current quarter as compared with $1.205 billion for the fourth quarter of 2004, representing an increase of $136 million, or 11%.
    Net sales outside the U.S. were $1.172 billion for the fourth quarter of 2005 as compared with $1.386 billion for the prior year quarter, representing a decrease of $214 million, or 15%.
    DFIS segment digital product sales were $1.377 billion for the current quarter as compared with $1.006 billion for the fourth quarter of 2004, representing an increase of $371 million, or 37%, primarily driven by the consumer digital capture SPG, the kiosks/media portion of the consumer output SPG, and the home printing SPG.
    Segment traditional product sales were $1.136 billion for the current quarter as compared with $1.585 billion for the fourth quarter of 2004, representing a decrease of $449 million or 28%, primarily driven by declines in the consumer output and film capture SPG's.

    Digital Strategic Product Groups' Revenue

    Net worldwide sales of consumer digital capture products, which include consumer digital cameras, accessories, memory products and royalties, increased 41% in the fourth quarter of 2005 as compared with the prior year quarter, primarily reflecting strong volume increases, partially offset by negative price/mix and unfavorable exchange. Kodak gained U.S. and worldwide unit market share on a year to date basis through November. Kodak strengthened its number one market share position in the U.S. and remains in the number three market position on a worldwide basis through November.
    Net worldwide sales of Picture Maker kiosks/media increased 23% in the fourth quarter of 2005 as compared with the fourth quarter of 2004, as a result of strong volume increases partially offset by unfavorable exchange. Sales continue to be driven by strong consumable sales at retail locations, with media volumes increasing 87% versus last year.
    Net worldwide sales from the home printing solutions SPG, which includes inkjet photo paper and printer docks/media, increased 65% in the current quarter as compared with the fourth quarter of 2004 driven by a 95% increase in sales of printer docks and associated thermal media. Through November, Kodak's Printer Dock product continues to maintain a leading market share position on a weighted average basis in six key countries where market share is measured. During the quarter, inkjet paper sales declined year over year.

    Traditional Strategic Product Groups' Revenue

    Net worldwide sales of the film capture SPG, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, reloadable traditional film cameras and batteries/videotape decreased 36% in the fourth quarter of 2005 as compared with the fourth quarter of 2004, primarily reflecting volume declines, negative price/mix and unfavorable exchange.
    U.S. consumer film industry sell-through volumes decreased approximately 28% in the fourth quarter and 25% for full year 2005 as compared with the prior year. These results are in-line with previously communicated expectations.
    Net worldwide sales for the retail photofinishing SPG, which includes color negative paper, minilab equipment and services, chemistry, and photofinishing services at retail, decreased 35% in the fourth quarter of 2005 as compared with the fourth quarter of 2004, primarily reflecting volume declines, negative price/mix and unfavorable exchange.
    Net worldwide sales for the wholesale photofinishing SPG, which includes color negative paper, equipment, chemistry, and photofinishing services at Qualex in the U.S. and CIS (Consumer Imaging Services) outside the U.S., decreased 49% in the fourth quarter of 2005 as compared with the fourth quarter of 2004, reflecting continuing volume declines, negative price/mix and unfavorable exchange.
    Net worldwide sales for the entertainment film SPG's, including origination and print films for the entertainment industry, decreased 2%, primarily reflecting volume increases offset by negative price/mix and unfavorable exchange. For full year 2005 entertainment film sales increased 1%.

    Gross Profit

    Gross profit for the Digital and Film Imaging Systems segment was $578 million for the fourth quarter of 2005 as compared with $679 million for the prior year quarter, representing a decrease of $101 million or 15%. The gross profit margin was 23.0% in the current year quarter as compared with 26.2% in the prior year quarter. The 3.2 percentage point decrease was primarily attributable to:

    -- Price/Mix: reduced gross profit by 8.1 percentage points primarily attributable to the home printing solutions, film capture and consumer digital capture SPG's, partially offset by the year over year increase in royalty income relating to digital capture.

    -- Manufacturing/Other Cost: favorable manufacturing/other cost increased gross profit margins by 4.9 percentage points primarily driven by productivity improvements and cost reduction actions, which more than offset the negative impacts of asset useful life changes.

    Selling, General and Administrative Expenses

    In the fourth quarter, SG&A expenses for the Digital and Film Imaging Systems segment decreased $22 million or 5%, from $460 million in the fourth quarter of 2004 to $438 million in the current quarter, and decreased as a percentage of sales from 18% to 17% in the current quarter.

    Research and Development Costs

    Fourth quarter R&D costs for the Digital and Film Imaging Systems segment decreased $19 million, or 23%, from $83 million in the fourth quarter of 2004 to $64 million in the current quarter and remained flat as a percentage of sales at 3%. The decrease in R&D year over year was primarily attributable to spending reductions related to traditional products and services.

    Earnings from Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from operations for the Digital and Film Imaging Systems segment decreased $59 million, or 44%, from $135 million in the fourth quarter of 2004 to $76 million in the fourth quarter of 2005, primarily as a result of the factors described above. The operating earnings margin rate decreased from 5% for the prior year quarter to 3% in the current quarter.

    HEALTH GROUP

    The Health Group segment supplies the healthcare industry with traditional and digital image capture and output products and services.

    Worldwide Revenues

    Net worldwide sales for the Health Group were $700 million for the fourth quarter of 2005 as compared with $741 million for the prior year quarter, representing a decrease of $41 million, or 6%. The decrease in net sales was composed of:

    -- Volume: Volumes decreased fourth quarter sales by .5 percentage point, primarily driven by the digital output and film capture & output SPG's.

    -- Price/Mix: Decreases in price/mix reduced fourth quarter sales by 2.5 percentage points, primarily driven by the digital capture, digital output, and film capture and output SPG's.

    -- Exchange: Unfavorable exchange impacted sales by 2.7 percentage points.

    Net sales in the U.S. were $274 million for the current quarter as compared with $303 million for the fourth quarter of 2004, representing a decrease of $29 million, or 10%.
    Net sales outside the U.S. were $426 million for the fourth quarter of 2005 as compared with $438 million for the prior year quarter, representing a decrease of $12 million, or 3%.

    Digital Strategic Product Groups' Revenues

    Net worldwide sales of digital products, which include digital output (DryView laser imagers/media and wet laser printers/media), digital capture equipment (computed radiography (CR) and digital radiography (DR) systems), services, dental systems (practice management software and digital radiography capture equipment) and healthcare information systems (PACS - Picture Archiving and Communications Systems and RIS - Radiology Information Systems), were $477 million for the current quarter as compared with $490 million for the fourth quarter of 2004, representing a decrease of $13 million, or 3% primarily driven by volume and price declines in the digital output SPG.

    Traditional Strategic Product Groups' Revenues

    Net worldwide sales of traditional products, including analog film, equipment and chemistry were $223 million for the current quarter as compared with $251 million for the prior year quarter, representing a decrease of $28 million, or 11%, primarily driven by volume and price declines in the film capture and output SPG.

    Gross Profit

    Gross profit for the Health Group was $256 million for the fourth quarter of 2005 as compared with $307 million in the prior year quarter, representing a decrease of $51 million, or 17%. The gross profit margin was 36.6% in the current quarter as compared with 41.4% in the fourth quarter of 2004. The decrease in the gross profit margin of 4.8 percentage points was principally attributable to:

    -- Manufacturing/Other Cost: manufacturing/other cost decreased gross profit margins by 2.0 percentage points, primarily reflecting accelerated depreciation of manufacturing assets and higher silver costs.

    -- Price/Mix: price/mix negatively impacted gross profit margins by 2.9 percentage points primarily driven by the digital capture and film capture and output SPG's.

    --  Exchange: unfavorable exchange impacted gross profit margin by
        0.3 percentage point.

    Selling, General and Administrative Expenses

    In the fourth quarter, SG&A expenses for the Health Group decreased $4 million, or 3%, from $135 million in the fourth quarter of 2004 to $131 million for the current quarter, but increased as a percent of sales from 18% to 19%.

    Research and Development Costs

    Fourth quarter R&D costs decreased $17 million from $59 million in the fourth quarter of 2004 to $42 million in the current quarter, a decrease of 29%, and decreased as a percentage of sales from 8% to 6%.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from operations for the Health Group decreased $30 million, or 27%, from $113 million for the prior year quarter to $83 million for the fourth quarter of 2005, while EFO as a percentage of sales decreased 3 percentage points to 12% from 15% for the prior year quarter. This decline primarily reflects the impact of lower gross profit margins.

    GRAPHIC COMMUNICATIONS

    The Graphic Communications segment serves a variety of customers in the creative, in-plant, data center, commercial printing, packaging, newspaper and digital service bureau market segments with a range of software, media and hardware products that provide customers with a variety of solutions for prepress equipment, workflow software, traditional and digital printing, and document scanning and multi-vendor IT services.
    On January 12, 2005, the Company announced that it had entered into a Redemption Agreement with Sun Chemical Corporation and Sun Chemical Group B.V. (collectively, "Sun"), pursuant to which the parties agreed to consummate certain transactions that resulted in Kodak owning 100% of the equity interests in Kodak Polychrome Graphics LLC and Kodak Polychrome Graphics Company Ltd (KPG). The Company completed its acquisition of KPG on April 1, 2005.
    On January 31, 2005, the Company announced that it had entered into a definitive agreement to acquire all of the outstanding common shares of Creo Inc., a premier supplier of prepress systems used by commercial printers worldwide. The Company completed its acquisition of Creo on June 15, 2005.

    Worldwide Revenues

    Net worldwide sales for the Graphic Communications segment were $942 million for the fourth quarter of 2005 as compared with $391 million for the prior year quarter, representing an increase of $551 million, or 141%. The increase in net sales was primarily due to the completion of the KPG and Creo acquisitions.
    Net sales in the U.S. were $341 million for the current year quarter as compared with $172 million for the prior year quarter, representing an increase of $169 million, or 98%.
    Net sales outside the U.S. were $601 million in the fourth quarter of 2005 as compared with $219 million for the prior year quarter, representing an increase of $382 million or 174%.

    Digital Strategic Product Groups' Revenues

    The Graphic Communications segment digital product sales for the current quarter were $792 million versus $324 million for the prior year quarter, an increase of 144%, primarily related to the acquisitions of KPG and Creo.
    Segment digital sales are comprised of KPG digital revenues, NexPress Solutions, a producer of digital color and black and white printing solutions; Creo, a supplier of prepress systems; Kodak Versamark, a provider of continuous inkjet technology, document scanners, Encad; a maker of wide format inkjet printers, and service and support.
    Net worldwide sales for NexPress products increased 22% for the second half of 2005 compared with the second half of 2004, primarily driven by unit volume increases partially offset by negative price/mix and unfavorable exchange. NexPress color is finishing 2005 with strong order backlog. For full year 2005, color monthly page volumes continued to increase, which resulted in higher NexPress consumables revenue for the year.
    Kodak Versamark sales increased 38% in the current quarter as compared with the fourth quarter of 2004, driven primarily by their success in continuing to penetrate the transactional printing market.

    Traditional Strategic Product Groups' Revenues:

    Segment traditional product sales for the current quarter are $150 million versus $67 million for the fourth quarter of 2004, an increase of 124%, primarily due to the KPG acquisition. These traditional sales are comprised of the sales of Kodak traditional graphics products, KPG's analog plates and films, and microfilm products.

    Gross Profit:

    Gross profit for the Graphic Communications segment was $273 million for the fourth quarter of 2005 as compared with $96 million in the prior year quarter, representing an increase of $177 million, or 184%. The gross profit margin was 29.0% in the current quarter as compared with 24.6% in the prior year quarter. The increase in the gross profit margin of 4.4 percentage points was primarily attributable to:

    -- Acquisitions: Creo and KPG increased gross profit margins by approximately 2.5 percentage points.

    -- Price/Mix: price/mix favorably impacted gross profit by 1.6 percentage points.

    -- Manufacturing/Other Cost: Manufacturing/other costs positively impacted gross profit margins by approximately .4 percentage point.

    -- Exchange: unfavorable exchange subtracted .4 percentage points from gross profit margin.

    Selling, General and Administrative Expenses

    SG&A expenses for the Graphic Communications segment increased $89 million, or 117%, from $76 million in the fourth quarter of 2004 to $165 million for the current quarter, and decreased as a percentage of sales from 19% to 18%. The decrease in SG&A percentage is primarily attributable to the acquisitions of KPG and Creo, which have lower SG&A as a percent of sales.

    Research and Development Costs

    R&D costs increased $32 million, from $36 million in the fourth quarter of 2004 to $68 million in the current quarter and decreased as a percentage of sales from 9% for the fourth quarter of 2004 to 7% for the current quarter. The absolute dollar increase in R&D spending is primarily driven by increased R&D costs associated with acquired businesses.

    Earnings (Loss) from Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from operations for the Graphic Communications segment were $40 million in the current quarter versus losses of $15 million for the prior year quarter primarily as a result of the factors outlined above.

    ALL OTHER

    All Other is composed of Kodak's display and components business for image sensors, optics, display materials, and other small, miscellaneous businesses. All Other also includes development initiatives in inkjet technologies. These businesses offer imaging sensors to original equipment manufacturers (OEMs) and other specialty materials including organic light emitting diode (OLED) technology to commercial customers.

    Worldwide Revenues

    Net worldwide sales for All Other were $42 million for the fourth quarter of 2005, as compared with $36 million for the prior year quarter, representing an increase of $6 million, or 17%
    Net sales in the U.S. were $20 million for the current year quarter as compared with $14 million for the prior year quarter, representing an increase of $6 million, or 43%.
    Net sales outside the U.S. were $22 million in the fourth quarter of 2005 as compared with $22 million for the prior year quarter, remaining unchanged.

    Earnings (Loss) from Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    The loss from operations for All Other was $43 million in the current quarter, an increase in earnings of $29 million or 40% as compared with the loss from operations of $72 million in the fourth quarter of 2004, primarily driven by portfolio rationalization and an increase in earnings from the sensor business.

    Balance Sheet:

    Cash Flow:

    Net cash provided by (used in) continuing operations relating to operating activities, investing activities and financing activities, as determined under U.S. GAAP in the fourth quarter of 2005 was $1.24 billion, ($101) million and ($106) million, respectively.
    Kodak's definition of free cash flow equals net cash provided by continuing operations relating to operating activities less additions to properties. Kodak's definition of operating cash flow equals free cash flow plus proceeds from sales of assets plus distributions from unconsolidated affiliates minus investments in unconsolidated affiliates minus acquisitions minus debt assumed through acquisitions minus dividends. Investable cash flow is operating cash flow excluding acquisitions and debt assumed in acquisitions.
    During the fourth quarter, operating cash flow was $1.070 billion, a $623 million increase versus $447 million in the year ago quarter primarily driven by inventory reductions, and the favorable impacts of the company's continuing progress in the monetization of its intellectual property.
    Investable cash flow for the current quarter was $1.067 billion, $609 million higher than the $458 million in the fourth quarter of 2004. Investable cash flow for the year was targeted at the lower end of the $400 million to $600 million range, as outlined on September 28th at the Company's New York investor meeting, and the Company exceeded this target with full year investable cash flow of $728 million for 2005.
    The table below reconciles the net cash provided by continuing operations relating to operating activities as determined under U.S. GAAP, to Kodak's definition of (1) free cash flow, (2) operating cash flow and (3) investable cash flow for the fourth quarter of 2005 and 2004 and full year 2005 and 2004.

                             4th Quarter
----------------------------------------------------------------------
($ millions)                                           2005      2004
                                                   --------- ---------
Net cash (used in) provided by continuing
 operations relating to operating activities:        $1,240      $702
Additions to properties                                (140)     (177)
                                                   --------- ---------
Free Cash Flow (continuing operations)                 1100       525
Net proceeds from sales of businesses/assets             68         4
Distributions from/(investments in) unconsolidated
 affiliates                                             (29)        0
Acquisitions, net of cash acquired                        3       (11)
Debt assumed through acquisitions                         0         0
Dividends                                               (72)      (71)
                                                   --------- ---------
Operating Cash Flow (continuing operations)            1070       447
Acquisitions, net of cash acquired                       (3)       11
Debt assumed through acquisitions                         0         0
                                                   --------- ---------
Investable Cash Flow (continuing operations)         $1,067      $458
-------------------------------------------------- --------- ---------

                               Full Year
----------------------------------------------------------------------
($ millions)                                           2005      2004
                                                   --------- ---------
Net cash provided by continuing operations
 relating to operating activities:                   $1,180    $1,146
Additions to properties                               ($472)    ($460)
                                                   --------- ---------
Free Cash Flow (continuing operations)                  708       686
Net proceeds from sales of businesses/assets            130        24
Distributions from/(investments in) unconsolidated
 affiliates                                              34       (31)
Acquisitions, net of cash acquired                     (984)     (369)
Debt assumed through acquisitions                      (541)        0
Dividends                                              (144)     (143)
                                                   --------- ---------
Operating Cash Flow (continuing operations)            (797)      167
Acquisitions, net of cash acquired                      984       369
Debt assumed through acquisitions                       541         0
                                                   --------- ---------
Investable Cash Flow (continuing operations)           $728      $536
-------------------------------------------------- --------- ---------

    Dividend:

    The company makes semi-annual dividend payments, which, when declared by the Board of Directors, will be paid on the company's 10th business day each July and December to shareholders of record as of the close of the first business day of the preceding month. The Company paid a semi-annual dividend payment on December 14, 2005.

    Capital Spending:

    Capital additions were $140 million in the fourth quarter of 2005, which was $37 million lower than the year ago quarter and $18 million higher quarter sequentially. The majority of the spending supported new products, manufacturing productivity and quality improvements, infrastructure improvements and ongoing environmental and safety initiatives.

    Receivables:

    Total net receivables of $2.760 billion, which were composed of trade ($2.447 billion) and miscellaneous ($313 million) receivables at the end of the fourth quarter of 2005, increased $216 million from the fourth quarter of 2004 and decreased $107 million quarter sequentially. The quarter sequential decrease is primarily driven by a shift in sales timing away from the end of the quarter, as well as management collection efforts. The year over year increase is primarily driven by receivables from acquisitions.
    Accrued customer rebates are classified as miscellaneous payables; however, the majority of these are cleared through customer deductions. The effect of offsetting these accrued customer rebates would reduce the net trade receivable balance by $374 million to $2.073 billion at the end of the fourth quarter of 2005, and would reduce the net trade receivable balance by $500 million to $1.637 billion at the end of the fourth quarter of 2004.
    Kodak defines days sales outstanding (DSO) as the four-quarter moving average net trade receivables after customer rebate reclassification, divided by 12 months of trade sales, multiplied by 365 days. Due to the fact that reported sales are net of customer rebates and a majority of these rebates are cleared through customer deductions, the company's DSO calculation includes the impact of reclassifying rebates as an offset to receivables. By reclassifying the rebates as an offset to receivables, the company's DSO is more reflective of the true number of days the net trade receivables are outstanding.
    DSO from continuing operations for the fourth quarter was 52 days, higher than the prior year quarter by 7 days and higher quarter sequentially by 2 days. This is primarily due to the newly acquired businesses that tend to have higher DSO.
    If rebate accrual balances were not offset against receivables for purposes of calculating the DSO, DSO from continuing operations would have increased year over year by 4 days to 61 days and flat quarter sequentially.

    Inventory:

    Kodak's inventories of $1.140 billion (after LIFO) decreased $18 million year over year and decreased $517 million quarter sequentially. The quarter sequential decrease is primarily due to planned inventory reductions in-line with corporate initiatives, combined with the continued decline in demand for traditional film products.
    Kodak defines days supply of inventory (DSI) from continuing operations as four-quarter average inventory before the LIFO reserve divided by 12 months COGS, multiplied by 365 days. For purposes of Kodak's definition, COGS excludes certain manufacturing-related costs that are considered to be unusual or that occur infrequently.
    Inventory before the LIFO reserve was $1.431 billion, $57 million lower than a year ago and $520 million lower than the third quarter of 2005. DSI from continuing operations of 62 days was lower by 1 day from the fourth quarter 2004 and lower by 3 days quarter sequentially.
    Kodak defines inventory turns as 12 months COGS divided by four-quarter average inventory before the LIFO reserve. Inventory turns from continuing operations were 5.9, which is 0.1 higher than a year ago and 0.3 higher quarter sequentially.
    Including the impact of the LIFO reserve and using COGS as reported on a GAAP basis, DSI from continuing operations of 49 days increased by one day from the fourth quarter of 2004 and decreased by 2 days quarter sequentially. Inventory turns from continuing operations of 7.5 were 0.1 lower than a year ago and increased 0.3 quarter sequentially.

    Debt:

    Debt increased $1.207 billion from the year-end level to $3.528 billion, reflecting acquisitions, and the company held $1.665 billion in cash on its balance sheet at the end of the quarter, up from $1.255 billion at the end of 2004. Quarter sequentially, debt decreased by $35 million to $3.528 billion and cash increased by $1.055 billion to $1.665 billion.
    Equity was $1.964 billion and the debt to total capital ratio was 64.2%, reflecting an increase of 3.8 percentage points quarter sequentially and an increase of 26.4 percentage points year over year. The increase is driven primarily by the debt associated with the acquisitions of KPG and Creo, and also by the decrease in equity resulting from year-to-date losses of $1.371 billion, inclusive of $1.1 billion in year to date tax charges to establish a valuation allowance against the net deferred tax assets in the U.S.

    Debt Covenant

    During the quarter, the Company successfully completed $2.7 billion of senior secured credit facilities. As part of this credit facility, financial covenants were established for debt to EBITDA and EBITDA to interest expense. As of year end 2005, the debt to EBITDA was 2.8 versus a covenant restriction of <4.75. EBITDA to interest at year end 2005 was 6.4 versus a requirement of >3.0.

    Foreign Exchange:

    The impact of foreign exchange on operating activities during the fourth quarter of 2005 was ($0.07) per share, down $0.19 per share year over year, and foreign exchange activities recorded in "Other Income/(Charges)" had a positive $0.02 per share impact, up $0.04 per share from fourth quarter 2004. Therefore, the sum of the operational and reportable exchange impacts decreased earnings in the fourth quarter of 2005 by ($0.05) per share, down $0.15 from prior year quarter.

    Accounting for Employee Stock Option Awards:

    On January 1, 2005, the Company adopted FASB Statement No. 123(R), Share Based Payment, and began recognizing expense related to its employee stock option awards. The FASB recently issued a proposed staff position (FSP) which, if adopted as proposed, would require companies to classify employee stock options with contingent cash settlement features as equity awards provided the contingent event, such as a change in control event, is not considered probable of occurring. This classification would be consistent with the Company's present classification of its outstanding stock option awards with contingent cash settlement features. All financial information reported in this press release is presented on a U.S. GAAP basis assuming the proposed FSP is adopted as currently drafted. However, if the FASB does not finalize, or changes the final provisions of the proposed FSP, the Company would be required to reclassify certain of its stock option awards to a liability as of January 1, 2005 and as of the end of each quarter in 2005. A change in the Company's present classification as equity of certain of the Company's stock option awards would also require the Company to record a liability and report the impact of recording the liability as the cumulative effect of a change in accounting principle as of January 1, 2005 in the Company's Statement of Operations for the first quarter of 2005. In addition to the reclassification of existing liabilities and the recording of an additional liability, the Company would record the change in fair value of those awards in the Statement of Operations each quarter, and accordingly, the net loss as originally reported in each quarter of 2005 may change.
    The Company has not yet computed what (1) the cumulative effect of the change in accounting principle as of January 1, 2005 would be or
(2) what the impact would be on the net loss for each of the quarters in 2005 if the FASB does not issue the FSP as drafted. The Company believes that the impact of recording the additional liability would be material.

    Safe Harbor Statement:

    Digital and traditional revenues, digital revenue growth, digital earnings, and investable cash flow are non-GAAP financial measures as defined by the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures." Reconciliations of these measures included in this press release to the most directly comparable GAAP financial measures can be found in the Financial Discussion Document attached to this press release.
    Certain statements in this press release may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's earnings, revenue, revenue growth, and cash are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including the successful:

    -- Implementation of our digital growth and profitability strategies, business model, and cash plan;

    --  Implementation of a changed segment structure;

    -- Implementation of our cost reduction program, including asset rationalization and monetization, reduction in sales, general and administrative costs and personnel reductions;

    -- Implementation of, and performance under, our debt management program;

    -- Implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED) displays, and digital products);

    -- Implementation of intellectual property licensing and other strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Integration of newly acquired businesses;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in receivables performance;

    --  Reduction in capital expenditures;

    -- Improvement in supply chain efficiency and management of sourcing relationships;

    -- Implementation of our strategies designed to address the decline in our traditional businesses; and

    -- Performance of our business in emerging markets like China, India, Brazil, Mexico and Russia;

    Forward-looking statements contained in this press release are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    --  Competitive actions, including pricing;

    -- Changes in our debt credit ratings and our ability to access capital markets;

    -- The nature and pace of technology evolution, including the traditional-to-digital transformation;

    --  Continuing customer consolidation and buying power;

    -- Current and future proposed changes to accounting rules and to tax laws, as well as other factors which could adversely impact our effective tax rate in the future;

    -- General economic, business, geopolitical, regulatory and public health conditions;

    --  Market growth predictions, and

    -- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission;

    Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.

    THIS PAGE INTENTIONALLY LEFT BLANK

Eastman Kodak Company
CONSOLIDATED STATEMENT OF EARNINGS - UNAUDITED
(in millions, except per share data)

                                Three Months Ended Twelve Months Ended
                                    December 31        December 31
                                ------------------ -------------------
                                     2005    2004      2005     2004

Net sales                           $4,197  $3,759   $14,268  $13,517
Cost of goods sold                   3,240   2,784    10,631    9,582
                                    ------  ------   -------  -------
   Gross profit                        957     975     3,637    3,935

Selling, general and
 administrative expenses               748     710     2,649    2,491
Research and development costs         212     221       892      836
Restructuring costs and other          159     280       690      695
                                    ------  ------   -------  -------
Loss from continuing
 operations before interest,
 other income (charges), net and
 income taxes                         (162)   (236)     (594)     (87)

Interest expense                        67      38       211      168
Other income (charges), net             55     131        44      161
                                    ------  ------   -------  -------
Loss from continuing
 operations before income taxes       (174)   (143)     (761)     (94)
(Benefit) provision for income taxes   (31)    (85)      703     (175)
                                    ------  ------   -------  -------
(Loss) earnings from continuing
 operations                           (143)    (58)   (1,464)      81

Earnings (loss) from discontinued
 operations, net of income taxes       148      (1)      150      475

Cumulative effect of accounting
  change                               (57)      -       (57)       -
                                    ------  ------   -------  -------
NET (LOSS) EARNINGS                 $  (52) $  (59)  $(1,371)   $ 556
                                    ======  ======   =======  =======

Basic and diluted net (loss)
 earnings per share:
  Continuing operations             $ (.50) $ (.20)   $(5.08)   $ .28
  Discontinued operations              .52       -        .52    1.66
  Cumulative effect of accounting
     change                          (.20)       -      (.20)       -
                                    ------  ------   -------  -------
  Total                             $ (.18) $ (.20)   $(4.76)   $1.94
                                    ======  ======   =======  =======

Number of common shares used in
   net (loss) earnings per share:
   Basic                             287.2   286.7     287.9    286.6
   Diluted                           287.2   286.7     287.9    286.8




Net Sales from Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)

                     Three Months Ended         Twelve Months Ended
                         December 31                December 31
                    ----------------------  --------------------------
                      2005    2004  Change     2005     2004   Change

D&FIS
  Inside the U.S.    $1,341  $1,205  + 11%   $ 3,777  $ 3,900  -  3%
  Outside the U.S.    1,172   1,386  - 15      4,683    5,466  - 14
                     ------  ------  -----   -------  -------  -----
Total D&FIS           2,513   2,591  -  3      8,460    9,366  - 10
                     ------  ------  -----   -------  -------  -----

Health
  Inside the U.S.       274     303  - 10      1,052    1,114  -  6
  Outside the U.S.      426     438  -  3      1,603    1,572  +  2
                     ------  ------  -----   -------  -------  -----
Total Health            700     741  -  6      2,655    2,686  -  1
                     ------  ------  -----   -------  -------  -----

Graphic
 Communications
  Inside the U.S.       341     172  + 98      1,079      587  + 84
  Outside the U.S.      601     219  +174      1,911      756  +153
                     ------  ------  -----   -------  -------  -----
Total Graphic
 Communications         942     391  +141      2,990    1,343  +123
                     ------  ------  -----   -------  -------  -----

All Other
  Inside the U.S.        20      14  + 43         71       57  + 25
  Outside the U.S.       22      22     0         92       65  + 42
                     ------  ------  -----   -------  -------  -----
Total All Other          42      36  + 17        163      122  + 34
                     ------  ------  -----   -------  -------  -----
    Consolidated
     total           $4,197  $3,759  + 12%   $14,268  $13,517  +  6
                     ======  ======  =====   =======  =======  =====


(Loss) Earnings from Continuing Operations Before Interest, Other
Income (Charges), Net and Income Taxes by Reportable Segment and All Other - Unaudited
(in millions)

                        Three Months Ended      Twelve  Months Ended
                            December 31               December 31
                       ---------------------   ----------------------
                        2005    2004  Change     2005    2004  Change

D&FIS                  $  76   $ 135    - 44%   $ 368    $598    - 38%
    Percent of Sales       3%      5%               4%      6%

Health                 $  83   $ 113    - 27%   $ 355    $452    - 21%
    Percent of Sales      12%     15%              13%     17%

Graphic Communications $  40   $ (15)   +367%   $   2    $(39)   +105%
    Percent of Sales       4%     (4)%             - %     (3)%

All Other              $ (43)  $ (72)   + 40%   $(178)  $(191)   +  7%
    Percent of Sales    (102)%  (200)%           (109)%  (157)%
                       -----   -----   -----   ------   -----   -----
Total of segments      $ 156   $ 161    -  3%   $ 547   $ 820    - 33%
    Percent of Sales       4%      4%               4%      6%

Restructuring costs
 and other              (311)   (391)          (1,134)   (901)
Legal settlement          (7)     (6)              (7)     (6)
                       -----   -----   -----   ------   -----   -----
    Consolidated total $(162)  $(236)  +  31%   $(594)  $ (87)  - 583%
                       =====   =====   =====    =====   =====   =====


(Loss) Earnings from Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)

                        Three Months Ended      Twelve Months Ended
                           December 31              December 31
                      ----------------------  -----------------------
                        2005    2004  Change     2005    2004  Change

D&FIS                  $  37   $ 122   -  70%   $ 218   $ 520    - 58%
    Percent of Sales       1%      5%               3%      6%

Health                 $  22   $  84   -  74%   $ 199   $ 366    - 46%
    Percent of Sales       3%     11%               7%     14%

Graphic Communications $  20   $   -            $  (9)  $  (8)   - 13%
    Percent of Sales       2%                       -      (1)%

All Other              $  (8)  $ (64)  +  88%   $ (99)  $(163)   + 39%
    Percent of Sales     (19)%  (178)%            (61)%  (134)%
                       -----  ------   -----  -------   -----  ------
Total of segments      $  71   $ 142   -  50%   $ 309   $ 715    - 57%
    Percent of Sales       2%      4%               2%      5%

Lucky film impairment      -       -              (19)      -
Restructuring costs
 and other              (311)   (391)          (1,134)   (901)
Japan Moriya warehouse
 impairment               (4)      -              (25)      -
Property sales             -       -               41       -
Sun Microsystems
 settlement                -      92                -      92
GE settlement              -       9                -       9
Legal settlement          (7)     (6)              (7)     (6)
Interest expense         (67)    (38)            (211)   (168)
Other corporate items      4       5               18      12
Tax on Infotonics
 contribution              -       -               (6)      -
Income tax effects on
 above items and taxes
 not allocated to above  171     129             (430)    328
                       -----  ------   -----  -------   -----  ------
    Consolidated total $(143) $  (58)  - 147% $(1,464)  $  81  -1,907%
                       =====  ======   =====  =======   =====  ======


Eastman Kodak Company
CONSOLIDATED STATEMENT OF FINANCIAL POSITION - UNAUDITED
(in millions, except share and per
 share data)                                           At December 31,
                                                       2005      2004

ASSETS

CURRENT ASSETS
Cash and cash equivalents                           $ 1,665   $ 1,255
Receivables, net                                      2,760     2,544
Inventories, net                                      1,140     1,158
Deferred income taxes                                   100       556
Other current assets                                    116       105
Assets of discontinued operations                         0        30
                                                    -------  --------
 Total current assets                                 5,781     5,648
                                                    -------  --------

Property, plant and equipment, net                    3,761     4,512
Goodwill                                              2,141     1,446
Other long-term assets                                3,140     3,131
                                                    -------  --------
 TOTAL ASSETS                                       $14,823   $14,737
                                                    =======   =======

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other current
 liabilities                                        $ 4,171   $ 3,896
Short-term borrowings                                   819       469
Accrued income taxes                                    467       625
                                                    -------  --------
 Total current liabilities                            5,457     4,990

Long-term debt, net of current portion                2,709     1,852
Pension and other postretirement liabilities          3,463     3,338
Other long-term liabilities                           1,230       737
                                                    -------  --------
 Total liabilities                                   12,859    10,917
                                                    -------  --------

 Commitments and Contingencies (Note 11)

SHAREHOLDERS' EQUITY
Common stock, $2.50 par value;
   391,292,760 shares issued in 2005
    and 2004; 287,223,323 and
    286,696,938 shares outstanding
    in 2005 and 2004                                    978       978
Additional paid in capital                              873       859
Retained earnings                                     6,393     7,922
Accumulated other comprehensive loss                   (460)      (90)
Unearned restricted stock                                (6)       (5)
                                                    -------  --------
                                                      7,778     9,664
Treasury stock, at cost
   104,069,437 shares in 2005 and
   104,595,822 shares in 2004                         5,814     5,844
                                                    -------  --------
 Total shareholders' equity                           1,964     3,820
                                                    -------  --------
 TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                             $14,823   $14,737
                                                    =======   =======


Eastman Kodak Company
CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED

                                       For the Year Ended December 31,
(in millions)                                    2005    2004    2003

Cash flows from operating activities:
Net (loss) earnings                          $ (1,371) $  556  $  253
Adjustments to reconcile to net cash
 provided by operating activities:
  Earnings from discontinued operations, net
   of income taxes                               (150)   (475)    (64)
  Cumulative effect of change in accounting
   principle                                       57       -       -
  Equity in (earnings) losses from
   unconsolidated affiliates                      (12)    (20)     52
  Depreciation and amortization                 1,418   1,030     864
  Gain on sales of businesses/assets              (78)    (13)    (11)
  Purchased research and development               54      16      32
  Restructuring costs, asset impairments
    and other charges                             195     130     156
  Provision (benefit) for deferred income taxes   509     (37)    (49)
  Decrease (increase) in receivables              228     (43)     15
  Decrease in inventories                         274      83     118
  (Decrease) increase in liabilities
   excluding borrowings                          (162)   (283)    103
  Other items, net                                218     202      98
                                               ------  ------  ------
    Total adjustments                           2,551     590   1,314
                                               ------  ------  ------
    Net cash provided by continuing operations  1,180   1,146   1,567
                                               ------  ------  ------
    Net cash provided by discontinued
     operations                                    28      22      78
                                               ------  ------  ------
    Net cash provided by operating activities   1,208   1,168   1,645
                                               ------  ------  ------
Cash flows from investing activities:
  Additions to properties                        (472)   (460)   (497)
  Net proceeds from sales of
   businesses/assets                              130      24      24
  Acquisitions, net of cash acquired             (984)   (369)   (697)
  Distributions from (investments in)
   unconsolidated affiliates                       34     (31)    (89)
  Marketable securities - sales                   182     124      86
  Marketable securities - purchases              (194)   (116)    (87)
                                               ------  ------  ------
    Net cash used in continuing operations     (1,304)   (828) (1,260)
                                               ------  ------  ------
    Net cash provided by (used in)
     discontinued operations                        -     708      (7)
                                               ------  ------  ------
    Net cash used in investing activities      (1,304)   (120) (1,267)
                                               ------  ------  ------
Cash flows from financing activities:
  Net decrease in borrowings with
   maturities of 90 days or less                 (126)   (308)   (574)
  Proceeds from other borrowings                2,520     147   1,693
  Repayment of other borrowings                (1,729)   (767)   (531)
  Dividends to shareholders                      (144)   (143)   (330)
  Exercise of employee stock options               12       5      12
                                               ------  ------  ------
    Net cash provided by (used in)
     financing activities                         533  (1,066)    270
                                               ------  ------  ------
Effect of exchange rate changes on cash           (27)     23      33
                                               ------  ------  ------
Net increase in cash and cash equivalents         410       5     681
Cash and cash equivalents, beginning of year    1,255   1,250     569
                                               ------  ------  ------
Cash and cash equivalents, end of year         $1,665  $1,255  $1,250
                                               ======  ======  ======

    Eastman Kodak Company
    Fourth Quarter 2005 Results
    Non-GAAP Reconciliations

    Within the Company's fourth quarter 2005 press release and financial discussion document, the Company makes reference to certain non-GAAP financial measures: "Digital revenue", "Traditional revenue", "Digital earnings", "Digital revenue growth", "Investable cash flow", and "EBITDA". Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and Item
2.02 of Form 8-K. The specific reasons why the Company's management believes that the presentation of the non-GAAP financial measure provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows have been provided in the Form 8-K filed in connection with this press release and financial discussion document.

    Digital Revenue and Traditional Revenue

    The following table reconciles digital revenue amounts and growth rate from prior year, as presented, to the most directly comparable GAAP measure of total consolidated net sales (dollar amounts in billions):

                                       Q4 2005    Q4 2004   Percentage
                                                               Change
                                       -------    -------   ----------

Digital revenue, as presented           $2.674     $1.850       +45%
Traditional revenue, as presented        1.514      1.905       -21%
New Technologies revenue                 0.009      0.004      +125%
                                        ------     ------      -----
Total consolidated net sales            $4.197     $3.759       +12%
                                        ======     ======      =====

    Digital Earnings

    The following table reconciles digital earnings, as presented, to the most directly comparable GAAP measure of consolidated loss from continuing operations before interest, other income (charges), net and income taxes (loss from operations) (dollar amounts in millions):

                                             Q4 2005    Q4 2004
                                             -------    -------
Digital earnings, as presented               $  161     $   63
Traditional earnings                             41        140
New Technologies earnings                       (46)       (42)
                                             -------    -------
Total segment earnings from operations          156        161
Less: Charges not allocated to segments
          Restructuring costs                  (311)      (391)
          Legal settlements                      (7)        (6)
                                             -------    -------
Total consolidated loss from operations      $ (162)    $ (236)
                                             =======    =======


    Digital Revenue Growth

    The following table reconciles digital revenue growth projections for 2006, as presented, to the most directly comparable GAAP measure of total consolidated net sales growth:

Digital revenue growth, as presented                     16% - 22%
Traditional revenue and New Technologies
 revenue (net) decline                                   (22%) - (16%)
                                                         -------------
Total consolidated net sales growth (decline)            (2%) - 4%
                                                         =========


    2006 Digital Earnings Outlook

    The following table reconciles the 2006 digital earnings outlook, as presented, to the most directly comparable GAAP measure of total consolidated earnings (loss) from continuing operations before interest, other income (charges), net and income taxes (loss from operations) (dollar amounts in millions):

Digital earnings, as presented                     $350 - $450
Traditional earnings, New Technologies earnings
     and Restructuring costs                       ($1,450) - ($1,350)
                                                   -------------------
Total consolidated loss from operations            ($1,100) - ($900)
                                                   =================

    Investable Cash Flow

    The following table reconciles the 2006 investable cash flow outlook, as presented, to the most directly comparable GAAP measure of net cash provided by operating activities from continuing operations (dollars in millions):

Investable cash flow, as presented                         $400 - $600
Addback:
     Dividends, Additions to Properties,
        and Asset Sales                                           $400
                                                         -------------
Net cash provided by continuing operations
     from operating activities                           $800 - $1,000
                                                         =============

    Debt Covenants - EBITDA

    The following table reconciles EBITDA, as included in the computation of the debt to EBITDA ratio under the Company's covenants relative to the $2.7 billion senior secured credit facilities, to the most directly comparable GAAP measure of earnings (loss) from earnings
(loss) from continuing operations before interest, other income (charges), net and income taxes (loss from operations) (dollar amounts in millions):

                                                                 2005
                                                                 ----

EBITDA, as included in Debt to EBITDA ratio                    $1,260
Depreciation and Amortization                                  (1,418)
Restructuring Charges (Non-Cash) and Asset
 Write-offs/Impairments                                          (379)
Other Adjustments, Net                                            (57)

Loss from operations                                          $  (594)
                                                             =========

    Debt Covenants - Interest Expense

    The following table reconciles interest expense, as included in the computation of the debt to EBITDA ratio under the Company's covenants relative to the $2.7 billion senior secured credit facilities, to the most directly comparable GAAP measure of interest expense on a GAAP basis (dollar amounts in millions):


                                                                  2005
                                                                  ----

Interest expense, as included in Interest Coverage ratio        $  198
Adjustments to Interest Expense for Purpose of the Covenant
   Calculation                                                      13
                                                                ------
Interest expense (on a GAAP basis)                              $  211
                                                                ======